Exhibit 5.1

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	March 18, 2019	Mailing Address P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

Re:    Innovate Biopharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 4,291,845 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-223669) (as amended, and together with the documents or portions thereof incorporated by reference therein, the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on July 13, 2018, including the related prospectus dated July 11, 2018, included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement dated as of March 17, 2019, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a Securities Purchase Agreement dated as of March 17, 2019 (the “Purchase Agreement”), among the Company and the purchasers party thereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined the (i) Registration Statement, (ii) the Prospectus, (iii) the Purchase Agreement, (iv) the Amended and Restated Certificate of Incorporation of the Company, (v) the Amended and Restated Bylaws of the Company, (vi) resolutions adopted by the board of directors of the Company, certified by an officer of the Company as of the date hereof, and (vii) such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, when the Company receives payment of the consideration as specified in the Purchase Agreement, and upon either (i) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock or (ii) the book entry of the Shares by the transfer agent for the Common Stock, the Shares which are being issued on the date hereof pursuant to the Agreement will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. Our opinions expressed herein are subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance, and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K which is thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinions herein are expressed as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.